EXHIBIT 2.4

AMENDMENT NO. 3

TO

AGREEMENT AND PLAN OF REORGANIZATION

This Amendment No. 3 to Agreement and Plan of Reorganization (hereinafter the “Agreement”) is entered into effective as of this 20th day of January, 2006, by and among Patco Industries, Ltd., a Delaware corporation (hereinafter “Patco”); Patco Industries Subsidiary, Inc., a Nevada corporation (hereinafter “Patco Sub”); William Patridge, the principal stockholder and a director of Patco and a director of Patco Sub (hereinafter “Patridge”); and Spectral Molecular Imaging, Inc., a Nevada corporation (hereinafter “SMI”). Capitalized terms not defined in this Agreement shall have the same meaning as such terms have in the Agreement and Plan of Reorganization, dated as of May 5, 2005, by and among the parties to this Agreement (the “Reorganization Agreement”).

RECITALS

WHEREAS, the Reorganization Agreement, as amended by Amendment No. 2 to Agreement and Plan of Reorganization, contemplated the Closing to occur on or before November 15, 2005; and

WHEREAS, the parties to the Reorganization Agreement wish to amend that agreement to extend the contemplated date for the Closing.

NOW THEREFORE, for the mutual consideration set out herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

AGREEMENT

1. Closing. Section 6 of the Reorganization Agreement is hereby amended to read in full as follows:

“The Closing of the transactions contemplated herein shall take place on such date (the “Closing”) as mutually determined by the parties hereto when all conditions precedent have been met and all required documents have been delivered, which Closing is expected to be on or before January 31, 2006. The “Effective Date” of the Merger shall be that date on which executed copies of the attached Articles of Merger becomes effective under the laws of Nevada.”

2. Termination. Section 15(c) of the Reorganization Agreement is hereby amended to read in full as follows:

“All obligations hereunder (other than those under Section 15(l)) may be terminated at the discretion of (i) any party if the closing conditions specified in Sections 8 and 9 for the benefit of that party are not met or waived by January 31, 2006, unless such termination date is extended by all of the parties to this Agreement, or (ii) the non-breaching party if any of the representations and warranties made herein by the other party have been materially breached. In addition, SMI may terminate this Agreement in the event that any of the documents or reports Patco has filed with the SEC is found to have contained a misstatement of a material fact or to have omitted to state a material fact. Patco, Patco Sub and Patridge hereby acknowledge and agree that there can be no assurance that SMI will be able to complete the Financing and that SMI shall have no liability to any of them based solely on SMI’s failure to complete the Financing.”

3. Continuation of Reorganization Agreement. Except as specifically modified by the terms of this Agreement, all other terms and conditions of the Reorganization Agreement shall remain in full force and effect.

4. Amendment. This Agreement may be amended only in writing as agreed to by all parties hereto.

5. Headings. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

6. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7. Binding Effect. This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors and assigns.

8. Entire Agreement. This Agreement constitutes the entire agreement of the parties covering the subject matter of this Agreement. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof.

9. Applicable Law. This Agreement shall be construed and governed by the internal laws of the State of Delaware.

10. Jurisdiction and Venue. Each party hereto irrevocably consents to the jurisdiction and venue of the state or federal courts located in Los Angeles County, State of California, in connection with any action, suit, proceeding or claim to enforce the provisions of this Agreement, to recover damages for breach of or default under this Agreement, or otherwise arising under or by reason of this Agreement.

11. Legal Counsel. Patco and Patridge acknowledge that Troy & Gould Professional Corporation (“Troy & Gould”) is a shareholder of and is serving as counsel to SMI in connection with the Merger and other matters. Patco and Patridge acknowledge that they are using counsel other than Troy & Gould in connection with the Merger and any other related matters and that they are not relying on the legal or other advice of Troy & Gould or any of its attorneys in connection with entering into this Agreement, the Merger or any other related matter (with the exception of assisting Patco in the preparation and filing of the Patco SEC Documents). SMI acknowledges that Troy & Gould has been retained by Patco for the sole purpose of assisting Patco in the preparation and filing of the Patco SEC Documents.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

PATCO INDUSTRIES, LTD.		PATCO INDUSTRIES SUBSIDIARY, INC.

By:	/s/ William Patridge	By:	/s/ William Patridge
	William Patridge, President		William Patridge, President

SPECTRAL MOLECULAR IMAGING, INC.

/s/ William Patridge		By:	/s/ David Wohlberg
William Patridge			David Wohlberg, President

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